Exhibit 99.3

Report of Independent Auditors

To the Supervisory Board and the Owners of the Resin Business of the Bakelite Group:

We have audited the accompanying Combined Balance Sheets of the Resin Business of the Bakelite Group (“Bakelite”) as of December 31, 2004 and 2003, and the related Combined Statements of Operations, Changes in Owner’s Net Investment and Comprehensive Income (Loss) and of Cash Flows for the years ended December 31, 2004, 2003 and 2002. These Combined Financial Statements are the responsibility of Bakelite’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Combined Financial Statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the Combined Financial Statements referred to above present fairly, in all material respects, the financial position of the Resin Business of the Bakelite Group at December 31, 2004 and 2003, and the results of its operations and its cash flows for the years ended December 31, 2004, 2003 and 2002 in conformity with accounting principles generally accepted in the United States of America.

As discussed in the notes to the Combined Financial Statements, effective January 1, 2002, the Resin Business of the Bakelite Group changed its method of accounting for goodwill to conform to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

Düsseldorf, April 29, 2005

PwC Deutsche Revision

Aktiengesellschaft

Wirtschaftsprüfungsgesellschaft

/s/ E. Sprinkmeier	/s/ ppa. Mosko
Wirtschaftsprüfer	Wirtschaftsprüfer
[German Public Accountant]	[German Public Accountant]

Resin Business of the Bakelite Group

COMBINED STATEMENTS OF OPERATIONS

(Euro amounts in thousands unless otherwise stated)

	Year ended December 31,
	2004	2003	2002
Net sales	€560,203	€515,232	€503,987
Cost of goods sold	460,469	430,374	400,554

Gross margin	99,734	84,858	103,433

Distribution expense	15,154	15,725	16,197
Marketing expense	33,736	37,397	33,452
General and administrative expense	20,664	24,961	22,396
Research and development expense	11,456	12,258	11,981
Impairment of long-lived assets	10,058	20,701	4,079
Goodwill impairments	5,883	—	2,920
Restructuring expense	573	1,650	270
Other operating expense, net	1,702	4,085	1,834

Income (loss) from operations	508	(31,919)	10,304
Other non-operating income (expense)	559	(338)	(176)
Interest expense, net	(3,173)	(3,398)	(2,924)
Affiliated interest income (expense), net	621	(661)	(1,288)

Income (loss) before income taxes	(1,485)	(36,316)	5,916
Income tax (expense) benefit	(661)	11,096	(3,160)

(Loss) income before minority interest and equity in earnings of joint venture	(2,146)	(25,220)	2,756
Minority interest (loss) net of tax	(94)	(18)	(5)
Equity in (loss) earnings of joint venture	(5)	326	1,282

(Loss) income before cumulative effect of change in accounting principle	(2,245)	(24,912)	4,033
Cumulative effect of change in accounting principle	—	—	(4,381)

Net (loss)	€(2,245)	€(24,912)	€(348)

Comprehensive income (loss)	€(1,096)	€(28,694)	€(1,505)

The accompanying notes are an integral part of these Combined Financial Statements.

Resin Business of the Bakelite Group

COMBINED BALANCE SHEETS

(Euro amounts in thousands unless otherwise stated)

	December 31,
	2004	2003
ASSETS
Current Assets:
Cash and cash equivalents	€5,807	€5,385
Accounts and notes receivable, net of allowance for doubtful accounts of €4,194 in 2004 and €3,161 in 2003	100,279	90,562
Accounts receivable from affiliates	17,319	1,512
Inventories, net of reserves of €988 in 2004 and €1,596 in 2003
Finished and in-process goods	46,363	40,929
Raw materials	32,271	25,841
Deferred income taxes, net	1,677	2,028
Prepaid tax expense	1,467	8,318
Other current assets	2,994	1,903

Total current assets	208,177	176,478

Property, plant and equipment, net	173,019	190,632
Goodwill	8,551	14,764
Other intangible assets	10,884	20,025
Deferred income taxes	2,098	1,642
Investments and other long-term assets	2,626	3,790

Total assets	€405,355	€407,331

LIABILITIES AND OWNER’S NET INVESTMENT
Current Liabilities:
Accounts payable	€52,805	€43,067
Accounts payable to affiliates	729	20,147
Debt payable within one year	25,353	21,697
Deferred income taxes, net	3,848	14,398
Accrued income tax	916	6,279
Accrued payroll and related withholdings	7,426	7,750
Other current liabilities	10,509	16,896

Total current liabilities	101,586	130,234

Long-term debt, net of current portion	28,204	43,320
Pensions and employees’ severance indemnities	80,490	106,827
Deferred income taxes, net	19,399	15,215
Other long-term liabilities	4,223	9,738
Minority interest	1,431	1,891

Total liabilities	235,333	307,225
Commitments and contingencies (Note 13)
Owner’s net investment	170,022	100,106

Total liabilities and owner’s net investment	€405,355	€407,331

The accompanying notes are an integral part of these Combined Financial Statements.

Resin Business of the Bakelite Group

COMBINED STATEMENTS OF CHANGES IN OWNER’S NET INVESTMENT AND

COMPREHENSIVE INCOME (LOSS)

(Euro amounts in thousands unless otherwise stated)

Owner’s Net Investment
Balances, January 1, 2002	€118,863

Comprehensive loss
Net loss	(348)
Foreign currency translation adjustments	(778)
Minimum pension liability (net of €251 tax)	(379)

Total comprehensive loss	€(1,505)
Capital contribution
Payment of dividends by Bozetto S.p.A., net of distributions to minority shareholders	5,417
Push down of trade tax expenses retained by Rütgers	1,042
Other equity increases	1,026
Dividend distribution to Rütgers	(10,715)

Balance, December 31, 2002	€114,128

Comprehensive loss
Net loss	(24,912)
Foreign currency translation adjustments	(1,558)
Minimum pension liability (net of €1,552 tax)	(2,224)

Total comprehensive loss	€(28,694)

Capital contributions
Funding under profit and loss transfer agreements with Rütgers	16,341
Payment of dividends by Bozetto S.p.A., net of distributions to minority shareholders	13,401
Push down of trade tax expenses and tax benefits retained by Rütgers	(5,762)
Purchase of remaining interest in Bozzetto	(10,397)
Other equity increases	1,089

Balance, December 31, 2003	€100,106

Comprehensive loss
Net loss	(2,245)
Foreign currency translation adjustments	419
Minimum pension liability (net of €(486) tax)	730

Total comprehensive loss	€(1,096)
Capital contributions
Proceeds from sale of Bozzetto S.p.A.	101,685
Push down of trade tax and corporation tax expenses retained by Rütgers	3,253
Pension transfer to Rütgers (net of €634 tax)	981
Other equity increases	359

Dividend distribution to Rütgers	(33,658)
Dividend of EVO steam capital lease to Rütgers (net of €1,039 tax)	(1,608)

Balance, December 31, 2004	€170,022

The accompanying notes are an integral part of these Combined Financial Statements.

Resin Business of the Bakelite Group

COMBINED STATEMENTS OF CASH FLOWS

(Euro amounts in thousands unless otherwise stated)

	Year ended December 31,
	2004	2003	2002
Cash flows from operating activities:
Net (loss)	€(2,245)	€(24,912)	€(348)

Adjustments to reconcile net loss to net cash provided by operating activities:

Impairment of long-lived assets	10,058	20,701	4,079
Goodwill impairments	5,883	—	2,920
Depreciation and amortization expense	26,516	35,777	30,744
Loss (gain) on sale of assets	(233)	1,358	(795)
Cumulative effect of change in accounting principle	—	—	4,381
Deferred income taxes	(4,178)	(6,871)	6,860
Dividends from joint ventures net of equity earnings	22	(83)	713
Push down of parent company expenses	3,437	(5,389)	1,648
Other non-cash adjustments	134	18	5
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(6,881)	6,854	(8,202)
Inventories	(11,766)	(411)	(3,284)
Accounts payable	9,587	(2,181)	6,002
Income taxes	1,490	2,279	(6,666)
Other assets	(496)	(2,533)	1,557
Other liabilities	(6,764)	2,292	4,188
Other non-current assets	(26,015)	2,349	(1,878)

Net cash provided by operating activities	(1,451)	29,248	41,924

Cash flows from investing activities:
Capital expenditures	(21,369)	(31,410)	(33,518)
Proceeds from the sale assets	2,453	778	3,804
Purchase of Bakelite Korea	—	—	(18,522)
Purchase of minority interests	(294)	—	(3,715)

Net cash (used) in investing activities	(19,210)	(30,632)	(51,951)

Cash flows from financing activities:
Transactions with Rütgers (Note 16)	(70,578)	(5,767)	(14,078)
Transactions related to Bozetto	101,685	3,003	5,417
Net short term borrowings	5,385	1,188	11,306
Proceeds from long-term borrowings	145	10,510	13,563
Repayments of financing activities	(15,120)	(8,653)	(12,127)
Dividends paid to minorities	(379)	(390)	(232)
Other cash flows from financing activities	—	—	426

Net cash (used in) provided by financing activities	21,138	(109)	4,275
Effect of exchange rate fluctuations on cash and cash equivalents	(55)	(193)	(260)
Net change in cash and cash equivalents	422	(1,686)	(6,012)
Cash and cash equivalents at beginning of period	5,385	7,071	13,083

Cash and cash equivalents at end of period	€5,807	€5,385	€7,071

The accompanying notes are an integral part of these Combined Financial Statements.

Resin Business of the Bakelite Group

Notes to the Combined Financial Statements

(Euro amounts in thousands unless otherwise stated)

Note 1—Bakelite, its Operations and Basis of Presentation

The Resin Business of the Bakelite Group (“Bakelite”), wholly owned by Rütgers and, ultimately, RAG AG, manufactures and distributes epoxy and phenolic resins as well as moulding compounds in facilities located in Europe, North America, and Asia. Bakelite is headquartered in Iserlohn-Letmathe, Germany. The Combined Financial Statements as of and for the periods presented comprise the following subsidiaries of Bakelite and the joint venture Rütgers Plenco LLC (activities terminated in 2003) that are entirely dedicated to the resin business:

Legal entity	Percentage of Ownership*	Country of Incorporation
Bakelite Aktiengesellschaft (AG)	100%	Germany
MGS Kunstharzprodukte GmbH	100%	Germany
Bakelite North America Holding Corp.	100%	United States of America
Bakelite Epoxy Polymers Corp.	100%	United States of America
Bakelite Italia S.p.A.	100%	Italy
Taro Plast S.p.A.	100%	Italy
Bakelite Ibérica S.A.	100%	Spain
Bakelite Oy	100%	Finland
Bakelite s.r.o.	100%	Czech Republic
Bakelite Polymers UK Ltd.	100%	United Kingdom
Bakelite Korea Co., Ltd.	100%	Korea
InfraTec Duisburg GmbH	70%	Germany

*	as of December 31, 2004

The Combined Financial Statements of Bakelite, prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”), as of and for the periods presented include all assets, liabilities, revenues, expenses and cash flows directly attributable to the legal entities above, subject to the elimination of intercompany accounts and transactions. In addition, certain expenses of Rütgers and the utilization of certain tax benefits by Rütgers are included in the Combined Financial Statements in accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 54, Push Down Basis of Accounting Required in Certain Limited Circumstances (“SAB 54”). The expenses pushed down in the Combined Financial Statements primarily relate to certain tax expenses, and tax benefits and cost of administrative services provided to Bakelite by Rütgers (Note 15). The effects of common control transactions, to the extent appropriate, are also reflected as a component of equity.

Bakelite Korea Co., Ltd (“BAK”) was acquired in May 2002 and Bakelite Epoxy Polymers Corp. began operations in January 2003. InfraTec was founded in December 2003 and began operations in January 2004. Their financial information is included in the Combined Financial Statements as of the date of acquisition or commencement of operations. In January 2002, Bakelite acquired the remaining 30% interest of Taro Plast S.p.A. for €3,715. The remaining outstanding shares of Bakelite Ibérica S.A. were acquired for €134 in March 2004 from a third party. In May 2004, the remaining outstanding shares of Bakelite Italia S.p.A. for consideration of €160 and Bakelite Polymers UK Ltd. for consideration of less than €1 were acquired from Rütgers. The Rütgers Plenco LLC joint venture agreement was terminated December 2003.

The Combined Financial Statements do not include the non-resin business of Bakelite, specifically Giovanni Bozzetto S.p.A. and its subsidiaries (“Bozzetto”). In relation to Bakelite, Bozzetto was dissimilar in its nature of business, autonomously managed and financed, and had no significant common facilities and costs. Dividends received from Bozzetto, net of related taxes, and the cash proceeds received from the sale of Bozzetto to private equity investors in February 2004 have been presented as capital contributions in the Combined Statements of

Resin Business of the Bakelite Group

Notes to the Combined Financial Statements—(Continued)

(Euro amounts in thousands unless otherwise stated)

Changes in Owner’s Net Investment. Cash flows associated with Bozzetto have been characterized as financing transactions with Rütgers in the Combined Statements of Cash Flows.

Transactions between Bakelite and other RAG AG companies, including Rütgers, have been identified and disclosed in the Combined Financial Statements as transactions between related parties.

At the end of 2004, all appropriate corporate bodies of Bakelite approved an agreement for the sale of the shares of Bakelite AG to Borden Chemical, Inc. (Note 17).

Note 2—Significant Accounting Policies

A summary of the significant accounting policies followed in the preparation of the accompanying Combined Financial Statements is presented below.

Fiscal year. Bakelite’s fiscal year ends on December 31 with the exception of Bakelite Korea Co., Ltd., an entity for which the fiscal year ends on November 30.

Use of estimates. The preparation of the Combined Financial Statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the Combined Financial Statements and the reported amount of revenues and expenses during the reporting periods. Some of the more significant estimates include pension obligations, environmental remediation, legal liabilities, doubtful accounts, inventory valuation reserves, depreciable lives of assets, amortization periods, allocation of assets and liabilities to reporting units, asset impairments, deferred tax assets and liabilities and related valuation allowance, income tax accruals, provisions and contingencies. Actual results could differ from those estimates.

Foreign currency. The functional currency of operations outside of Germany has been determined to be the local currency. Assets and liabilities of foreign subsidiaries are translated at exchange rates on the balance sheet date. Revenue and expenses are translated at the weighted average exchange rates of the period. The effects of these translation adjustments are reported within comprehensive income (loss), a component of Owner’s Net Investment.

Exchange losses arising from transactions denominated in a currency other than the functional currency of the entity involved, as well as the fair value adjustment of forward exchange contracts, are included in Other operating expense, net, in the Combined Statements of Operations. In addition, Bakelite incurred realized and unrealized net foreign transaction losses aggregating €754, €32 and €808 in 2004, 2003 and 2002, respectively.

Other comprehensive income (loss). In addition to Net loss, comprehensive income (loss) includes charges or credits to equity that are not the result of transactions with shareholders. Other comprehensive income (loss) relates to foreign currency translation adjustments from Bakelite’s foreign subsidiaries and the minimum pension liability. Components of other comprehensive income (loss) are included within the Combined Statements of Changes in Owner’s Net Investment and Comprehensive Income (Loss).

Cash and cash equivalents. Cash and cash equivalents consist of all highly liquid investments that are readily convertible into cash and have original maturities of three months or less. At December 31, 2004, Bakelite had no material investment in cash equivalent instruments. Certain non-German entities are parties to cash pooling arrangements with Bakelite AG under which these entities transfer any unused cash balances to

Resin Business of the Bakelite Group

Notes to the Combined Financial Statements—(Continued)

(Euro amounts in thousands unless otherwise stated)

Bakelite AG on a monthly basis. The German entities are direct or indirect parties to cash pooling arrangements with Rütgers. Under these agreements any cash balance is ultimately cleared from Bakelite AG to Rütgers on a daily basis (Notes 15 and 16).

Accounts receivable. Collectibility of accounts receivable is regularly reviewed and is based upon management’s knowledge of customers and compliance with credit terms. In addition, Bakelite AG, MGS Kunstharzprodukte, Bakelite Korea Co., Bakelite Ibérica and Bakelite Polymers UK Ltd. have credit insurance policies which cover substantial portions of Bakelite’s trade receivables. The allowance for doubtful accounts is adjusted based on such evaluation, with a corresponding expense included in Other operating expense, net. Accounts receivable and related allowance balances are written off when management deems them uncollectible and there is no or insufficient insurance. During the periods presented, certain of Bakelite’s subsidiaries had arrangements in place that allowed for the transfer of trade receivables to the bank, on a recourse basis, in order to receive cash. Proceeds received under these arrangements have been accounted for as secured borrowings.

Inventories. Inventories are carried at the lower of cost or market value. Cost is determined using the first in, first out method. In addition to direct material and direct labour costs, certain overhead and production expenses are included in inventory. Inventory reserves are provided for slow moving, obsolete and excess items.

Property, plant and equipment. Property, plant and equipment are stated at historical cost net of impairment recognized, and less accumulated depreciation. Additions and improvements are capitalized; maintenance and repairs are expensed as incurred. When assets are retired or disposed of, the assets and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in the Statement of Operations. The cost of property, plant and equipment is depreciated using the straight-line method over the following estimated useful lives of the respective assets:

Category	Depreciation period
Buildings	10-50
Machinery and equipment	3-25
Leasehold improvements	10-25

Interest is capitalized for assets under construction. The total amount of interest capitalized was €347, €327 and €428 for the years ended December 31, 2004, 2003 and 2002, respectively.

Bakelite elected early adoption of Financial Accounting Standards Board (“FASB”) Statement No. 143, Accounting for Asset Retirement Obligations (“FAS 143”), as of January 1, 2001, which requires entities to record the fair value of the liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes the estimated cost of retiring the asset as part of the carrying amount of the related long-lived asset. Over time, the liability is adjusted to its present value each period and the capitalized cost is depreciated over the useful life of the related asset.

Intangible assets. Intangible assets, which primarily consist of customer lists, software licenses and patents, are identifiable finite-lived assets. These assets are amortized on a straight-line basis over their estimated useful lives of 3 to 10 years.

Goodwill. The excess purchase price over net tangible and identifiable intangible assets of acquired businesses is carried as goodwill on the Combined Balance Sheets. Effective January 1, 2002, Bakelite adopted FASB Statement No. FAS 142, Goodwill and Other Intangible Assets, (“FAS 142”), which requires companies

Resin Business of the Bakelite Group

Notes to the Combined Financial Statements—(Continued)

(Euro amounts in thousands unless otherwise stated)

to cease amortizing goodwill. Prior to January 1, 2002, goodwill was amortized on a straight-line basis over a 20-year period.

Impairment. FAS 142 requires that goodwill and intangible assets deemed to have an indefinite useful life be reviewed for impairment upon adoption of FAS 142 and at least annually thereafter. Bakelite performed the required annual impairment tests as of December 31. Goodwill must be evaluated for impairment between these annual tests if events or changes in circumstances indicate that goodwill might be impaired (Note 6).

The testing of goodwill for impairment involves two steps:

•	The first step is to compare each reporting unit’s fair value with its carrying amount, including goodwill. Bakelite determines the fair value of its reporting units based on a valuation model that draws on medium-term planning data used for internal reporting purposes. The model uses the discounted cash flow method and market comparables. If a reporting unit’s carrying amount exceeds its fair value, this indicates that goodwill may be impaired and the second step is required.

•	The second step is to compare the implied fair value of the reporting unit’s goodwill with the carrying amount of its goodwill. The implied fair value is computed by allocating the reporting unit’s fair value to all of its assets and liabilities in a manner that is similar to a purchase price allocation in a business combination in accordance with FAS 141. The remaining unallocated purchase price is the implied fair value of the reporting unit’s goodwill. If the implied fair value of goodwill is less than its carrying value, the difference is recorded as an impairment.

Effective January 1, 2002, Bakelite adopted FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“FAS 144”), which requires that long-lived assets, including property, plant and equipment and finite-lived intangible assets, be reviewed for impairment whenever events or circumstances provide evidence that suggests that the carrying amount of the asset may not be recoverable. Recoverability of assets to be held and used is measured by the comparison of the carrying amount of the assets to the undiscounted future net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Estimated fair value is generally based on either appraised value or measured by discounted estimated future cash flows. Long-lived assets to be disposed of by sale are recorded at the lower of carrying amount or fair value less costs to sell and depreciation is ceased. For these impairment reviews, Bakelite determines the fair value of its assets groups based on a valuation model that draws on medium-term planning data used for internal reporting purposes. The model uses the discounted cash flow method to determine fair value.

Environmental liabilities. Bakelite is subject to stringent laws and regulations in the various countries in which it operates. Management, on a periodic basis throughout the year, evaluates the liability for future environmental remediation costs. Bakelite accrues amounts for environmental remediation costs, which represent management’s best estimate of the probable and reasonably estimable costs relating to environmental remediation. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Estimates of the amount and timing of future costs of environmental remediation requirements are necessarily imprecise because of the continuing evolution of environmental laws and regulatory requirements, the availability and application of technology and the allocation of costs among the potentially responsible parties. Based upon information presently available, such future costs are not expected to have a material effect on Bakelite’s competitive or financial position. However, such costs could be material to results of operations in a particular future year (Note 13).

Resin Business of the Bakelite Group

Notes to the Combined Financial Statements—(Continued)

(Euro amounts in thousands unless otherwise stated)

Income taxes. During the periods presented, the German entities did not file separate tax returns as they are included in the tax grouping of the ultimate parent company, RAG AG. The income tax provision in the Combined Financial Statements reflects Bakelite’s income taxes calculated as if on a stand-alone basis. Such provisions differ from the amounts currently receivable or payable because certain items of income are recognized in different time periods for financial reporting purposes than for income tax purposes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement and income tax purposes, as determined under enacted tax laws and rates. Bakelite records a valuation allowance to the extent that it is more likely than not that deferred tax assets will not be realized.

Revenue recognition. In accordance with US GAAP, including SAB No. 104, Revenue Recognition (“SAB 104”), Bakelite recognizes revenues from sales of products when there is evidence of a sales agreement, the delivery of goods has occurred (i.e. title and risk have been transferred), the sales price is fixed or determinable and collectibility is reasonably assured. Estimates for returns, incentive rebates and other allowances are recorded as a reduction of revenues in the period the related revenues are recorded. These estimates are based upon historical experience and information currently available to management with respect to business and economic trends. Revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known. Price reduction incentives granted to customers upon the achievement of specified purchase volumes are recorded as a reduction of sales as they are earned by customers. Bakelite adopted EITF 00-21, Accounting for Revenue Arrangements with Multiple Deliverables (“EITF 00-21”) which had no material impact on reported results.

Shipping and Handling. Bakelite records freight billed to customers in net sales. Shipping costs are incurred to move Bakelite’s products from production and storage facilities to the customers. Shipping costs are classified as Distribution expense in the Combined Statements of Operations and totalled €15,154, €15,725 and €16,197 for the years ended December 31, 2004, 2003 and 2002, respectively. Handling costs are incurred from the point the product is removed from inventory until it is provided to the shipper and generally includes costs to store, move and prepare the products for shipment. Handling costs are classified as a Cost of goods sold.

Advertising. Advertising costs include advertising, promotion and trade fair costs, which are expensed as incurred. Costs incurred were €1,114, €908 and €1,059 for the years ended December 31, 2004, 2003 and 2002, respectively.

Legal costs. Bakelite expenses legal costs in the period in which the costs are incurred. Legal costs incurred for outstanding claims were €48, €37 and €20 for the years ended December 31, 2004, 2003 and 2002, respectively.

Research and development. Amounts spent by Bakelite for research and development efforts are expensed as incurred. Research and development costs amounted to €11,456 in 2004, €12,258 in 2003 and €11,981 in 2002 and related primarily to internal costs for salaries, direct overhead costs and outside vendor fees.

Derivative financial instruments. Bakelite accounts for derivative financial instruments in accordance with FASB Statement No. 133, Accounting for Derivative Instrument and Hedging Activities (“FAS 133”), which requires that all derivatives are recognized as either assets or liabilities in the Combined Balance Sheets and recorded at fair value. FAS 133 prescribes requirements for designation and documentation of hedging relationships and ongoing assessments of effectiveness in order to qualify for hedge accounting. During the years presented, Bakelite did not have derivative financial instruments designated and qualifying for hedge accounting

Resin Business of the Bakelite Group

Notes to the Combined Financial Statements—(Continued)

(Euro amounts in thousands unless otherwise stated)

under FAS 133. Bakelite uses forward foreign currency contracts in order to manage currency risks arising from its forecasted and firmly committed foreign currency denominated cash flows and foreign exchange receivables. The terms of currency instruments used for hedging purposes are generally consistent with the timing of the transactions being hedged. Bakelite also uses interest rate swaps to hedge its variable cash outflows from debt instruments. All of Bakelite’s derivative financial instruments are recorded at fair value based upon quoted market prices for comparable instruments. Bakelite does not utilize financial instruments for trading or speculative purposes (Notes 10 and 11).

Concentration of credit risk. Financial instruments that potentially subject Bakelite to concentrations of credit risk include cash and cash equivalents and accounts receivable. Bakelite places its temporary cash investments with Rütgers, Bakelite’s parent. Concentrations of credit risk with respect to accounts receivable are limited, due to the large number of customers comprising Bakelite’s customer base and their dispersion across many different industries and geographies. Bakelite requires collateral or other security to support customer receivables as deemed necessary for selected customers. Bakelite is exposed to credit (or repayment) risk and market risk through the use of derivative instruments (Note 10).

General insurance. Bakelite maintains insurance policies for certain items exceeding deductible limits, including property damage, business interruption, environmental liability, product liability, credit risk and directors and officers.

Guarantees. Bakelite accounts for guarantees in accordance with FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN 45”), which clarifies the requirements of FASB Statement No. 5, Accounting for Contingencies (“FAS 5”), relating to a guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees. The recognition provisions of FIN 45 became effective for any guarantees that are issued or modified after December 31, 2002 (Note 12).

Recent accounting pronouncements. In January 2003, the FASB issued FASB Interpretation FIN 46, Consolidation of Variable Interest Entities. This interpretation of Accounting Research Bulletin No. 51, Combined Financial Statements (“ARB 51”), addresses consolidation by business enterprises of variable interest entities. FIN 46 defines the concept of a variable interest entity and requires consolidation where there is a primary beneficial interest in a variable interest entity or where the variable interest entity does not have sufficient equity at risk to finance its activities without additional subordinated financial support from other parties. The provisions of FIN 46 apply immediately to variable interest entities (VIE’s) created after January 31, 2003, and to VIE’s in which an enterprise obtains an interest after that date. In December 2003, the FASB issued a revised version of FIN 46, FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities (FIN 46 R). FIN 46 R includes additional new scope exceptions, revised requirements on how to evaluate sufficiency of equity at risk, and quantification and allocation of an entity’s economic risks and rewards. Bakelite, as a non-public entity (as defined under FIN 46R), must apply this interpretation in its entirety no later than the first annual period beginning after December 15, 2004 and immediately to variable interest entities created or modified on or after January 1, 2004. Bakelite does not expect the adoption of FIN 46R to have a material impact on its financial position, results of operations or cash flows.

In December 2003, the FASB issued a revised FAS 132, Employers’ Disclosures about Pensions and Other Postretirement Benefits (“FAS 132R”). FAS 132R retains many of the disclosure requirements contained in FASB Statement No. 132, Employers’ Disclosures about Pensions and Other Postretirement Benefits, which it replaces, and also requires additional disclosures to be made regarding pension plans and other postretirement

Resin Business of the Bakelite Group

Notes to the Combined Financial Statements—(Continued)

(Euro amounts in thousands unless otherwise stated)

benefit plans. The newly required disclosures include information describing the plan assets by major categories, target allocations for each plan asset category, investment strategy, description of basis used to determine the overall expected long-term rate of return on plan assets, plan obligations, and cash flows. In addition, the revised statement requires certain disclosures during interim periods. FAS 132R does not change the measurement of pension plans and other postretirement benefit plans and, accordingly, impact on Bakelite’s financial statements in future periods will be limited to presentation of additional required disclosures.

In November 2004, the FASB issued Statement No. 151, Inventory Costs—an amendment of ARB No. 43, Chapter 4 (“FAS 151”). This statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). This statement requires that those items be recognized as current period charges. In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this statement must be applied prospectively and are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Bakelite does not expect the adoption of this standard to have a material impact on its financial position or results of operations.

In December 2004, the FASB issued a revision to SFAS No. 123, Share-Based Payments which now requires that stock options be expensed based on their fair value. Bakelite currently does not have any share-based compensation plan, and does not expect the adoption of this standard to have a material impact on its financial position or results of operations.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29. The statement addresses the measurement of exchanges of non-monetary assets and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005.

In March 2005, the FASB issued Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations. The interpretation aims to clarify the requirement to record liabilities stemming from a legal obligation to clean up and retire fixed assets. Interpretation 47 is effective for fiscal years ending after December 31, 2005. Bakelite does not expect the adoption of this standard to have a material impact on its financial position or results of operations.

Resin Business of the Bakelite Group

Notes to the Combined Financial Statements—(Continued)

(Euro amounts in thousands unless otherwise stated)

Note 3—Property, plant and equipment and impairment of long-lived assets

The following is a summary of Bakelite’s property, plant and equipment, net of accumulated depreciation and impairments:

	December 31,
	2004	2003
Machinery and equipment	€375,718	€390,465
Buildings	67,627	66,897
Construction in process	3,941	12,626
Machinery and equipment under capital lease	1,100	1,146
Land	4,844	5,023
Buildings under capital lease	600	600

Subtotal	453,830	476,757
Less: Accumulated depreciation and impairment	(279,692)	(285,314)
Less: Accumulated depreciation under capital leases	(1,119)	(1,024)

Subtotal property, plant and equipment, net	173,019	190,419
Assets held for sale, net	—	213

Total property, plant and equipment, net	€173,019	€190,632

Depreciation expense for property, plant and equipment for the years ended December 31, 2004, 2003 and 2002 was €18,580, €26,245 and €21,291 respectively.

Of the land and buildings owned by Bakelite, €9,400 is subject to mortgage with a bank (Note 9). Additional land and buildings, at a cost of €13,805, is otherwise mortgaged under an agreement with an insurance company. It is anticipated that this agreement will terminate upon the sale of Bakelite.

Impairments of long-lived assets

The reviews required under FAS 144 resulted in impairment charges to long-lived assets. These charges, which are summarized in the table below, are recorded in Impairment of long-lived assets in the Combined Statements of Operations.

	Phenolic Resins	Moulding Compounds	DTC Plant	EVO Steam Plant	Sibelco	Other	Total
2002 Bakelite Italia	€—	€4,041	€—	€—	€—	€—	€4,041
Bakelite Iberica	—	—	—	—	—	38	38

	€—	€4,041	€—	€—	€—	€38	€4,079

2003 Bakelite Italia	€15,434	€2,536	€1,513	€—	€—	€363	€19,846
Bakelite AG	—	—	—	—	855	—	855

	€15,434	€2,536	€1,513	€—	€855	€363	€20,701

2004 Bakelite Italia	€7,741	€—	€—	€—	€—	€—	€7,741
Bakelite AG	—	—	—	2,317	—	—	2,317

	€7,741	€—	€—	€2,317	€—	€—	€10,058

Resin Business of the Bakelite Group

Notes to the Combined Financial Statements—(Continued)

(Euro amounts in thousands unless otherwise stated)

Phenolic Resins—In 2003, management decided to cease or sell their non-core businesses and product lines within the Bakelite Italia operations which triggered an impairment test for the phenolic resins operations. Based on management’s assessment, Bakelite recorded an impairment charge of €15,434 to reduce the carrying value of machinery, equipment and other plant assets used in the phenolic operations, as its cash flows were negatively influenced by significant increases in raw material prices which only in limited circumstances could be entirely passed on to customers under current market conditions. This trend continued in 2004. Bakelite revised its budgets for this reporting unit due to further anticipated deterioration in market conditions. This resulted in revised cash flow projections and a further impairment charge of €7,741 was necessary.

Moulding Compounds—The 2002 impairment charge of €4,041 at the Bakelite Italia moulding compounds operations was triggered by a decrease in Bakelite Italia´s customer base mainly within Italy. Market conditions further deteriorated in 2003, primarily due to (i) the market trend toward a substitution of certain moulding compounds products with less expensive products and (ii) customers relocating their facilities to Asian countries and sourcing products locally. This resulted in revised budgets and significantly reduced cash flow projections. An additional impairment charge of €2,536 was recorded in 2003. Both impairment charges primarily reduce the carrying value of machinery and equipment, tools and customer lists.

DTC Plant—In December 2002, a third party informed Bakelite of their intent to terminate an existing sub-contracting arrangement for the production of fungicides (“DTC”) effective January 1, 2004. Bakelite tested the long-lived assets for impairment at December 31, 2002 and concluded that the undiscounted cash flows exceeded the assets net carrying value; therefore no impairment was recorded. Bakelite ceased production at DTC as of June 30, 2003, since it was not economically feasible to continue production. Accordingly, Management performed another impairment analysis and determined an impairment charge of €1,513 was necessary. Management evaluated options related to the DTC assets and determined that the remaining useful lives of the assets should be adjusted.

The parties signed a memorandum of understanding in which the terms of the original sub-contracting arrangement were amended to provide for certain penalties payable to Bakelite if the third party terminates the agreement. In 2004 the third party agreed to pay Bakelite a termination penalty of €1,825 and Bakelite sold certain production lines of the DTC plant to the third party for €250, which resulted in a gain of €37.

EVO Steam Plant—The impairment recorded in 2004 at Bakelite AG relates to the steam production plant supplied by EVO. In 2003 Bakelite decided that the steam production from a planned formaline plant would be sufficient to supply its steam needs.

In April 2004, Bakelite, Rütgers Chemicals AG (“RC”), a wholly owned subsidiary of Rütgers, and the lessor entered into a tripartite agreement to transfer Bakelite’s benefits and obligations under the lease arrangement to RC. The steam plant, as an asset to be distributed to RC, was reduced to its fair value prior to the transfer. As such, an impairment loss of €2,317 was recognized at the time of transfer of the steam plant to RC, as the carrying amount of the asset exceeded its fair value.

Sibelco order book—During December 2003, management assessed a triggering event had occurred, as the projected cash flows from the order book could not justify its carrying value of €1,873. As such, management performed an impairment test and calculated an impairment of €855 based on the discounted cash flows of the order book.

Other—During 2003, Bakelite decided to dispose of the Biodiesel business (“Biodiesel”) by either sale or closure. As of December 31, 2003, an exit strategy had not been finalized; accordingly the related plant assets were not classified as held for sale. As of December 31, 2003, an impairment charge of €363 was recorded.

Resin Business of the Bakelite Group

Notes to the Combined Financial Statements—(Continued)

(Euro amounts in thousands unless otherwise stated)

In April 2004, Bakelite entered into an agreement with a third party for the sale of Biodiesel. The sale included the fixed assets (carrying value of €1,503), inventory of the plant (carrying value of €2,458), as well as the transfer of debt of €119 related to the plant assets. Total proceeds received upon sale was €4,456 including €119 of assumed debt related to plant assets, resulting in a gain on sale of €495. In connection with the sale, the parties entered into a supply and services arrangement under which Bakelite will provide certain maintenance, laboratory, and other services to the buyer for a minimum period of eight years for an annual fee of €470. In the event that Bakelite fails to perform under the terms of the supply and services arrangement, Bakelite could be required to repurchase Biodiesel. The contingent repurchase price of €2,500 decreases by €400 at each anniversary in April following the year of acquisition until 2010, €200 in 2010/2011, €100 in 2011/2012 and €200 at April 2012. After April 2012 the repurchase price is one Euro.

Asset retirement obligations

Bakelite is subject to asset retirement obligations in connection with certain properties leased in Finland, Germany, and Spain. The liabilities include an obligation to dismantle and remove chemical tanks that Bakelite operates on leased land in Finland, and the obligation to dispose of installations, facilities, equipment and/or modifications erected by Bakelite on land leased in Germany. An asset retirement obligation as of December 31, 2004 was necessary for Spain, because Bakelite is required to clean up the land where the facilities are located when the factory is shut down.

Following is a reconciliation of the beginning and ending aggregate carrying amount of Bakelite’s asset retirement obligations:

	December 31,
	2004	2003
Balance at January 1	€182	€120
Liability incurred during the year	55	58
Accretion expense for the year	4	4

Balance at December 31	€241	€182

Revisions to the liability could occur due to estimated changes in asset retirement costs, useful lives of the related assets or if federal and/or state regulators enact new legislation on the retirement of fixed assets. There were no assets legally restricted for purposes of settling the asset retirement obligations.

Note 4—Investments in Companies

Rütgers-Plenco LLC. Bakelite and an unrelated third party each held 50% of the shares in the joint venture Rütgers-Plenco LLC which was established in March 1998 for the purpose of selling technical phenolic resins and terminated in December 2003. The joint venture agreement stipulated an equal allocation of both decision making and financial results. As such, Bakelite has accounted for the joint venture using the equity method of accounting.

The joint venture was terminated under contract of December 17, 2003 with effect from December 31, 2003.

For the years ended December 31, 2003 and 2002, Bakelite sold products produced in Germany to the joint venture of €1,281 and €1,311, respectively. Profits realized by Bakelite from these sales have been eliminated proportionately.

Resin Business of the Bakelite Group

Notes to the Combined Financial Statements—(Continued)

(Euro amounts in thousands unless otherwise stated)

The joint venture entered into a licensing agreement with Bakelite and the unrelated third party shareholder whereby the joint venture paid royalties on sales of products purchased from the shareholders. The royalty payments were based on formulas defined in the agreements. Total royalty income recognized by Bakelite was €100 and €88 for the years ended December 31, 2003 and 2002, respectively.

Bakelite’s 50% share of the undistributed earnings of the joint venture amounted to €22 and €768 at December 31, 2003 and 2002, respectively. In December 2003, the shareholders entered into an agreement to terminate the trading business and operations of the joint venture on December 31, 2003. The agreement stipulated that as of December 31, 2003, employees and customers of the joint venture were to be transferred to the shareholders, liabilities of the joint venture were to be settled and the remaining assets were to be distributed to the parties. As the joint venture was accounted for using the equity method, there was no gain or loss upon the transfer to Bakelite of 50% of the joint venture’s assets valued at €1,515 at December 31, 2003. As of December 31, 2003 and 2002, the investment in Rütgers—Plenco LLC was €22 and €1,610, respectively. As of December 31, 2003 and 2002, Bakelite had accounts receivable from the joint venture of €652 and €187, respectively. Dissolution of the legal entity took place on November 4, 2004.

InfraTecDuisburg GmbH. Effective in December 2003, Bakelite established a new entity, InfraTec Duisburg GmbH (“InfraTec”), to manage the infrastructure services at Bakelite’s shared site in Duisburg, Germany. The site is shared with Rütgers Chemicals AG and other related and unrelated companies. InfraTec is owned 70% by Bakelite and 30% by Rütgers Chemicals AG. On December 31, 2003, Bakelite and Rütgers Chemicals AG contributed €3,442 and €1,888 of assets, respectively, at book value. In addition, Bakelite and Rütgers Chemicals AG contributed cash of €17.5 and €7.5 as paid-in capital, as required by law.

InfraTec provides infrastructure services, technical plant services and environmental, health and safety to the parties at the Duisburg site. These services are provided under a “cost plus” arrangement. InfraTec has been combined by Bakelite and all intercompany transactions have been eliminated. Rütgers Chemicals AG’s minority interest share in InfraTec is €1,431 and €1,337 at December 31, 2004 and 2003.

Note 5—Business acquisitions

Acquisition of LG Chemicals Epoxy Resins (Bakelite Korea Co. Limited). In May 2002, Bakelite formed a new corporation, BAK, to acquire 100% of the assets of LG Chemical’s epoxy resins business. The results of operations of BAK have been included in the Combined Financial Statements since May 2002. BAK is engaged in the manufacture and sale of epoxy resins used in electrical laminates, paint, civil engineering, adhesives, electrical castings, and as fire retardant additives for thermoplastics. The aggregate purchase price was €18,522, including acquisition expenses of €187 and a purchase price adjustment of 420 million Korean won (€359 at the acquisition date). There was also variable component to the earn-out limited to a maximum of 5.3 billion Korean won. This contingent consideration was recognized as a deferred credit (€4,181) and is shown in the table below summarizing the purchase price allocation.

Bakelite acquired BAK as a platform for growth in the epoxy resins market in the Asian region. The strategic acquisition allowed Bakelite to attract new customers in Asia and enhance the existing customer base.

The purchase price was allocated to the tangible assets and identifiable intangible assets acquired. For the excess of the fair values of identified acquired net assets over the purchase price, Bakelite recognized a deferred credit of €4,181 in order to record the remaining maximum contingent consideration due from the purchase price agreement. In 2004 the contingent consideration was resolved as Bakelite Korea did not exceed the average

Resin Business of the Bakelite Group

Notes to the Combined Financial Statements—(Continued)

(Euro amounts in thousands unless otherwise stated)

earnings targets for three consecutive years as stipulated in the purchase agreement. The deferred credit was recognized as a pro-rata reduction of certain non-current assets.

For US GAAP purposes, no goodwill was recognized at the acquisition date for this transaction. However, the amount of goodwill that is expected to be deductible for Korean tax purposes is 4.1 billion Korean won (€3,551).

Unaudited pro forma net revenues and income from operations of Bakelite, calculated using BAK’s financial statements, would have been as follows if the acquisition had occurred as of January 1, 2002:

Year ended December 31, 2002
(Unaudited)
Net revenues	€518,846
Income from operations	€10,469

Acquisition of Taro Plast S.p.A. In January, 2002, Bakelite acquired the remaining 30% interest of Taro Plast S.p.A., an Italian corporation (“Taro Plast”). Bakelite had acquired a 70% interest in Taro Plast in 1998. Taro Plast is engaged in the engineering thermoplastic business. The business offers five main product lines which are primarily used in the automotive and electrical industries. The purchase price for the 30% interest was €3,715 in cash, including acquisition expenses of €65.

The purchase price has been allocated to the tangible assets, identifiable intangible assets acquired and liabilities assumed (the “net assets”). The excess purchase price over the net assets is goodwill.

The following is a summary of the purchase price allocations at the date of acquisition for BAK and Taro Plast:

	BAK	Taro Plast
Inventory	€3,356	€1,543
Property, plant and equipment	13,326	2,215
Identifiable intangible assets	7,475	755
Other assets	1,891	4,321
Goodwill	—	1,167
Deferred income taxes, net	(3,345)	(549)
Liabilities assumed	—	(5,737)
Contingent consideration	(4,181)	—

Total consideration	€18,522	€3,715

The amortization periods for major classes of intangible assets are described in Note 6 to the Combined Financial Statements.

Acquisitions in 2004: In 2004 Bakelite acquired the remaining 0.01% of Bakelite Polymers U.K. Limited for less than €1, the remaining 1% of Bakelite Italia S.p.A. for €160 and the remaining 0.7% of Bakelite Ibérica S.A. for €134.

Resin Business of the Bakelite Group

Notes to the Combined Financial Statements—(Continued)

(Euro amounts in thousands unless otherwise stated)

Note 6—Intangible assets and goodwill, net

At December 31, 2004, 2003 and 2002, Bakelite’s management performed the annual goodwill impairment test for all of its reporting units. As a result of this test at December 31, 2004, goodwill impairment of €4,603 was recognized in respect of Taro Plast S.p.A. and €1,280 in respect of Bakelite Iberica. The impairment of goodwill at Taro Plast S.p.A. relates to a reduction in the projected profitability of the moulding compounds business. At Bakelite Iberica the amount of the impairment reflects the decline in the phenolic resins business. At December 31, 2003, the fair value of each reporting unit exceeded the carrying amount of assets and liabilities assigned to the units and no impairment charge was necessary. At the end of 2002, the test resulted in an impairment charge of $2,920 with respect to Bakelite Italia. This impairment test reflects the significantly reduced expected cash flows for the phenolic resins business.

Upon the adoption of FAS 142, on January 1, 2002, Bakelite recorded a non-cash charge, net of tax, of €4,381 to reduce the carrying value of goodwill related the Bakelite Italia moulding compound business. Such charge is reflected as a cumulative effect of a change in accounting principle in the accompanying Combined Statements of Operations. The amount of the impairment reflects the decline in the customer base at the Bakelite Italia moulding compounds business.

The decline in the moulding compounds business is primarily due to (i) the market trend toward substitution of certain moulding compounds products with less expensive products, and (ii) customers relocating their facilities to Asian countries and sourcing products locally.

Prior to the adoption of FAS 142, Bakelite amortized goodwill over a 20-year period. These impairment charges were non-cash in nature and did not affect Bakelite’s liquidity.

The changes in the carrying amount of goodwill for the year ended December 31, 2004 and 2003 are as follows:

	December 31,
	2004	2003
Goodwill balance at the beginning of the year	€14,764	€15,387
Goodwill impairment recognized	(5,883)	—
Other	(330)	(623)

Goodwill balance at the end of the year	€8,551	€14,764

Intangible assets other than goodwill consist of the following as of December 31, 2004 and 2003:

	December 31,
	2004		2003
	Gross Carrying Value	Accumulated Amortization	Gross Carrying Value	Accumulated Amortization
Customer related intangibles	€36,867	€(28,249)	€40,719	€(23,898)
Software licenses and patents	10,661	(8,398)	18,926	(15,731)
Trademarks	11	(8)	16	(7)

Total	€47,539	€(36,655)	€59,661	€(39,636)

Resin Business of the Bakelite Group

Notes to the Combined Financial Statements—(Continued)

(Euro amounts in thousands unless otherwise stated)

The gross carrying value and accumulated amortization include the impact of foreign currency adjustments. Total intangible amortization expense for the year ended December 31, 2004, 2003 and 2002 was €7,936, €9,531 and €9,452, respectively. Impairment charges of €855 and €349 were recorded in Impairment of long-lived assets in the years ended December 31, 2003 and 2002, respectively (Note 3).

Based on the number of intangible assets subject to amortization at the end of December 31, 2004, the expected amortization for each of the next five years is as follows:

Years ended December 31,	Amortization
2005	€5,823
2006	2,504
2007	1,166
2008	758
2009	621

€10,872

Note 7—Pensions and employees’ severance indemnities

Bakelite maintains various defined benefit and defined contribution pension plans covering its employees worldwide. In Germany, these plans are based on fixed benefits (defined benefit pension plans), while in certain other countries, there are defined contribution pension plans. Furthermore, the Italian and Korean subsidiaries provide severance indemnity benefits to employees.

Defined benefit pension plans. Under defined benefit pension plans, the benefits are based primarily on years of service and employees’ pay near retirement. Benefit obligations are determined by actuarial valuations using a method based on projected salaries to the end of employment (the projected unit credit method). The annual benefit cost comprises the estimated cost of benefits accruing in the period as determined in accordance with FASB Statement No. 87, Employers’ Accounting for Pensions (“FAS 87”), which requires re-adjustment of the significant actuarial assumptions annually to reflect current market and economic conditions. All of Bakelite’s employee benefit plans are unfunded plans. The measurement date for these plans is December 31. The need to recognize actuarial gains or losses is reviewed using the corridor approach.

Defined contribution plans. Several subsidiaries offer defined contribution plans to eligible employees, whereby employees contribute a portion of their compensation, which is partially matched by Bakelite. Once the contributions have been paid, Bakelite has no further payment obligations. The regular contributions totaled €384, €530 and €494 for the years ended December 31, 2004, 2003 and 2002, respectively, which are recognized as expense when paid.

Severance indemnity plans. The employees’ severance indemnities primarily relate to Italy and Korea. This liability, which is indexed for inflation in accordance with Italian and Korean law, is accrued at the year-end for each employee. The liability is determined in accordance with applicable national labor legislation and with the employee’s annual salary. The reserve reflects the total amount of the employees’ severance indemnities, net of any advances taken, that each employee would be entitled to receive if termination were to occur for virtually any reason, as of the balance sheet date.

Resin Business of the Bakelite Group

Notes to the Combined Financial Statements—(Continued)

(Euro amounts in thousands unless otherwise stated)

The aggregate disclosures for Bakelite’s defined benefit pension plans and employee severance indemnities are presented as follows:

	Year ended December 31,
	2004	2003	2002
Change in benefit obligation:
Benefit obligation at beginning of year	€113,197	€104,820	€95,984
Service cost	2,829	4,039	2,483
Interest cost	4,193	5,301	5,320
Business acquisition	—	—	516
Actuarial loss	2,343	5,261	5,514
Effects of settlements/curtailments	(81)	—	—
Foreign currency exchange rate changes	32	(117)	(29)
Transfer of benefit obligation (including unrecognized loss of €3,252)	(32,339)	—	—
Benefit payments	(3,018)	(6,107)	(4,968)

Benefit obligation at end of year	€87,156	€113,197	€104,820

Funded status:
Funded Status	€(87,156)	€(113,197)	€(104,820)
Unrecognized transit obligation	—	—	1,052
Unrecognized net loss	9,856	10,776	5,514

Accrued pension cost	€(77,300)	€(102,421)	€(98,254)

Amounts recognized in the balance sheet consist of:
Accrued benefit cost	€(80,490)	€(106,827)	€(99,940)
Intangible assets	—	—	1,052
Accumulated other comprehensive loss	3,190	4,406	630

Net amount recognized	€(77,300)	€(102,421)	€(98,258)

Components of net periodic benefit costs:
Service cost	€2,829	€4,039	€2,483
Interest cost	4,193	5,301	5,320
Amortization of unrecognized loss	10	—	—
Amortization of transition obligation	—	1,052	1,052

Net periodic benefit cost	€7,032	€10,392	€8,855

Additional Information:
Projected benefit obligation	€87,156	€113,197	€104,820
Accumulated benefit obligation	€80,383	€106,163	€99,936
(Decrease) increase in minimum liability included in other comprehensive income	€(1,216)	€3,776	€630

Assumptions:
Weighted-average assumptions used to determine benefit obligations:
Discount rate	4.75%	5.25%	5.50%
Rate of compensation increase	2.50%	2.50%	2.50%

Weighted-average assumptions used to determine net periodic benefit cost:
Discount rate	5.25%	5.50%	6.00%
Rate of compensation increase	2.50%	2.50%	3.00%

Resin Business of the Bakelite Group

Notes to the Combined Financial Statements—(Continued)

(Euro amounts in thousands unless otherwise stated)

At December 31, 2003, Bakelite and Rütgers agreed to transfer certain pension obligations for retirees from Bakelite to Rütgers for compensation of €33,535, which was based on the German GAAP pension obligation. Although the agreement has been made, the obligation will not be released until individual employees release Bakelite as primary obligor. The transfer of a portion of the obligation took place during the 12 month period ended December 31, 2004. The total compensation in 2004 to Rütgers amounts to €27,472.

As a result of the pension transfer Bakelite’s projected benefit obligation as of December 31, 2004 reduced by €32,339, which consisted of €29,087 accrued pension cost, and €3,252 unrecognized loss. The difference between the €27,472 agreed compensation and €29,087 of accrued pension cost was recorded as a capital contribution of €1,615.

As the benefit plans are unfunded plans, Bakelite does not expect to contribute to its pension plans in 2005.

Estimated future benefit payments, which reflect expected future service, as appropriate, are expected to be paid as follows:

2005	€2,195
2006	2,562
2007	2,832
2008	3,084
2009	3,329
Years 2010-2014	21,349

Note 8—Income Taxes

Profits earned by a German resident corporation are subject to a uniform corporate income tax rate of 25% (2003: 26.5%; 2002: 25%). Deferred taxes were also calculated with a solidarity surcharge of 5.5% (2003: 5.5%; 2002: 5.5%) on federal corporate taxes plus the after federal tax benefit rate for trade tax. The trade tax is levied at rates set by each municipality in which the corporation maintains a business establishment. The effective trade tax rates after federal tax benefit ranges between 12.78% to 14.01% (2003: 12.78% to 13.71%; 2002: 13.18% to 13.42%). Including the impact of the solidarity surcharge and the trade tax, the expected tax rate of Bakelite amounted to 39.90% (2003: 41.10%; 2002: 39.80%). The increase in 2003 was caused by a new tax legislation enacted by the Government in 2002 for the purpose of financing the flood disaster which, among other changes, increased Bakelite’s corporate tax rate for German companies from 25% to 26.5%, effective only for the calendar year 2003.

Comparative analysis of Bakelite’s income tax (expense) benefit related to continuing operations is as follows:

	2004	2003	2002
Current (expense)/benefit
Germany	€(3,380)	€5,623	€(3,098)
Other	(1,798)	278	(1,125)

Total	(5,178)	5,901	(4,223)

Deferred (expense)/benefit
Germany	3,838	(2,988)	1,284
Other	679	8,183	(221)

Total	4,517	5,195	1,063

Total Provision for income tax (expense) benefit	€(661)	€11,096	€(3,160)

Resin Business of the Bakelite Group

Notes to the Combined Financial Statements—(Continued)

(Euro amounts in thousands unless otherwise stated)

The domestic and foreign components of Bakelite’s income (loss) from before income taxes are as follows:

	2004	2003	2002
Germany	€1,959	€(6,129)	€3,989
Other	(3,444)	(30,187)	1,927

Total	€(1,485)	€(36,316)	€5,916

The tax effects of Bakelite’s income (loss) from continuing operations before income taxes are as follows:

	2004	2003
Assets
Current Assets
Accounts receivables	€0	€621
Inventory	0	0
Liabilities and reserves	716	1,036

Total current deferred tax assets	716	1,657

Non current Assets
Intangibles assets	882	0
Investments and other assets	484	0
Loss and credit carryforwards	1,269	991
Tax incentives	97	76
Liabilities and reserves	11,545	24,064

Total	14,277	25,131
Valuation allowance	(3,932)	(3,491)

Total non current deferred assets	10,345	21,640
Gross deferred tax assets	11,061	23,297

Liabilities
Current Liabilities
Accounts receivables	(1,779)	0
Investments and other current assets	0	(23)
Accounts payable	0	(13,401)
Other current liabilities	(1,042)	(245)
Inventory	(66)	(358)

Total	(2,887)	(14,027)

Non current Liabilities
Goodwill	(2)	0
Property, plant and equipment	(24,727)	(30,084)
Additional taxes on unrepatriated earnings	(506)	(353)
Investments and other assets	0	(657)
Intangibles assets	0	(1,708)
Incentives and capital grants	(2,411)	(2,410)

Total	(27,646)	(35,212)

Gross deferred tax liabilities	(30,533)	(49,239)

Net deferred tax asset / (liability)	€(19,472)	€(25,942)

Resin Business of the Bakelite Group

Notes to the Combined Financial Statements—(Continued)

(Euro amounts in thousands unless otherwise stated)

The reconciliation of income tax benefit (expense) computed at the statutory rate applicable in Germany to Bakelite’s income tax expense is as follows:

	2004	2003	2002
German statutory (expense) / benefit	592	14,751	(2,389)
Effect of income tax rates of other countries	37	(74)	258
Income not subject to tax	232	106	279
Goodwill	(1,673)	77	(1,184)
Expenses not deductible for tax purposes	(112)	(269)	(303)
Additional tax payments / (refunds) from prior years	102	(1,291)	2
Capital Investment Incentives	1,668	574	433
Change in valuation allowance	(1,634)	(2,294)	0
Foreign, local and municipal taxes	(587)	148	(259)
Changes in tax law and rates	651	(649)	1
Purchase Price Adjustments and other differences	63	17	2

Total tax (expense) / benefit	€(661)	€11,096	€(3,160)

Unrepatriated earnings—Bakelite has recorded all income taxes applicable to undistributed earnings of foreign and domestic subsidiaries that are not permanently reinvested. The total undistributed earnings for these subsidiaries are approximately €23,401 (2003: €17,741). From these earnings, 5 percent of the foreign dividends are non deductible expenses and are subject to both corporate and trade tax of approximately €506 (2003: €353).

Revaluation reserve—In Italy a new tax law was enacted in December 2000 which permits an entity to revalue certain assets that will require a payment of a tax on the revaluation at the rate of 19% for depreciable assets and 15% for non depreciable assets. This tax liability is paid over a 3 year period. As the revalued assets are depreciated or disposed off in the future, the tax benefit on the revaluation will be realized at the statutory tax rate of 40.25% for the years 2001 and 2002 and at 39.25% for 2003 and thereafter. For Italian financial reporting purposes, a separate equity account was credited for the revaluation of the assets and that equity account was charged for the recognition of the tax to be paid attributable to the revaluation. If the Company distribute this equity account, a tax of approximately €2,410 would be assessed. A deferred tax liability has been established for future tax on the amount included in equity.

Transfer pension liability—At December 31, 2003, Bakelite and Rütgers AG (“Rütgers”) agreed to transfer certain pension obligations to Rütgers (Note 7). The transfer for tax purposes took place in 2003, whereas under US GAAP these pensions were transferred in 2004. This resulted in temporary differences in pension obligations and accounts payables to affiliates between tax basis and US GAAP in 2003. As the transfer of the pension obligation took place in 2004 US GAAP and tax basis converged, which is the primary reason for the decrease of the deferred tax assets related to “liabilities and reserves” from €24,064 to €11,545 and the decrease in the deferred tax liabilities related to “accounts payable” from €(13,401) to €0.

This is one of the primary reason for the decrease of the deferred tax asset on the non current “Liabilities and reserves” and the corresponding decrease of the deferred tax liability on the current “Accounts payable” in 2003.

Net operating losses—At December 31, 2004, Bakelite had federal tax net operating losses (“NOLs”) amounting to approximately €3,098 (2003: €2,463) and state tax NOLs of €2,482 (2003: €2,414). The NOLs relate to losses in the USA, Korea and Italy. Approximately €783 of the total amount of these net operating losses expire in 2008 and 2009. The remaining NOLs expire in 18 to 20 years. A valuation allowance of €176 has been

Resin Business of the Bakelite Group

Notes to the Combined Financial Statements—(Continued)

(Euro amounts in thousands unless otherwise stated)

recorded against net operating losses in the amount of €582 where it is more likely than not that they will expire before being utilized.

Valuation allowance—The valuation allowance increased €441 from December 31, 2003 to December 31, 2004. An increase in the valuation allowance of €1,616 went through income tax benefit (expense) while a decrease in the valuation allowance of €1,175 associated with the step down in the basis of assets at Korea was recognized in the balance sheet. A valuation allowance of €176 relates to the deferred tax asset on the NOL and a valuation allowance in the amount of €83 relates to the investment tax credit carry forward at Korea. Additionally, there is a valuation allowance of €3,482 recorded against certain deferred tax assets in Italy as a result of the impairment for those assets that will not be recovered by the reversal of deferred tax liabilities. A further valuation allowance of €191 has been placed against certain deferred tax assets in the USA as result of a related party transaction. In future periods management’s estimate of the amount of the deferred tax assets considered realizable may change, and hence the valuation allowances may increase or decrease.

Step down—In connection with the step down in the basis of the assets at Bakelite Korea described in Note 5, deferred tax assets, liabilities and related valuation allowances have been adjusted to reflect the step down of basis in the assets.

Tax audit – Bakelite has various open income tax years that have not been audited by the taxing authorities in various jurisdictions. Bakelite AG is currently under review by the tax authorities for the years 2000 until 2004. Furthermore, Bakelite received notification in March 2005 that an income tax audit in the USA will be forthcoming. The open years for other companies of Bakelite are not yet under examination. Bakelite believes it has adequately accrued for any future income taxes that may be owed for all open years and there has been no effect to the financial statements as a result of any audits.

Resin Business of the Bakelite Group

Notes to the Combined Financial Statements—(Continued)

(Euro amounts in thousands unless otherwise stated)

Note 9—Debt and Lease Obligations

Debt and capital lease obligations outstanding at December 31, 2004 and 2003 are summarized as follows:

	December 31,
	2004		2003
	Long- term, net of current portion	Due within one year	Long- term, net of current portion	Due within one year
Nordea Bank, Finland PLC, loan to Bakelite OY, line of credit €21.000, due 2008, interest Euribor +0.65% per annum	€10,800	—	€10,800	—

Korea Exchange Bank, loans to Bakelite Korea original principal 4.95 bil Korean Won, due through 2007, interest 9.59% per annum, payable quarterly (certain land, building and equipment of Bakelite Korea pledged as collateral)	3,560	—	5,503	2,201

West LB, loan to Bakelite AG, original principal €8,813, due 2013, interest 4.25 % per annum, payable semi-annually	7,951	509	8,460	—

West LB, loan to MGS, original principal €4,000, due 2006, interest 5.10% per annum, payable quarterly	1,944	500	2,450	500

Long-term loans, various banks to Taro Plast S.p.A, due through 2007, variable interest, 2.5% to 4.0% per annum	976	2,607	3,592	2,647

Capital Lease Obligation of Bakelite AG, EVO steam plant, due 2020, interest 7,92% per annum, payable monthly—in 2004 transferred to Rütgers Chemicals AG	—	—	8,428	252

Various Capital Lease Obligations due through 2010	500	167	613	102

Other, primarily bank debt, due through 2011, average interest 3.4% and 4.3% per annum	2,473	789	3,474	1,343

Total current maturities of debt and capital lease obligations	€28,204	€4,572	€43,320	€7,045

Korea Exchange Bank revolving loans, Bakelite Korea, 17.3 bil Korean won line of credit, interest 6.5-7.0% per annum, payable monthly, accounts receivable of Bakelite Korea pledged as collateral		11,652		4,725

Working capital revolving loans, various banks, Taro Plast S.p.A, total available €16,200, variable interest rates, range of 2,3% to 7.4% per annum		6,378		7,800

Other		2,751		2,127

Total debt, capital lease obligations and revolving loans	€28,204	€25,353	€43,320	€21,697

Bakelite’s non-German entities have available lines of credit for an authorized total amount of €75,898. As of December 31, 2004, they had unused lines of credit amounting to €34,102. Bakelite’s German entities participate in a cash pooling arrangement with Rütgers to provide operating cash flow requirements (Note 15).

Resin Business of the Bakelite Group

Notes to the Combined Financial Statements—(Continued)

(Euro amounts in thousands unless otherwise stated)

Rütgers and Bakelite AG provide letters of comfort to lenders of Bakelite’s non-German subsidiaries. Rütgers and Bakelite AG generally commit to use their influence as shareholders to assure that the subsidiaries adhere to the terms of each loan. In addition, Rütgers has provided letters of comfort to lenders of Bakelite AG and MGS. These letters generally provide that Rütgers will use its shareholder influence and maintain its profit sharing relationship to help assure that the subsidiaries adhere to the terms of each loan (Note 12). The profit sharing agreement between Rütgers and BAG and the above mentioned letters are intended to be terminated prior to the consummation of the sale of Bakelite to Borden Chemical, Inc. (Note 17).

Capital Lease—EVO steam plant. In January 2001, Bakelite entered into an arrangement with EVO, a third party utility supplier (the “lessor”), to lease certain steam generation facilities (the “steam plant”). The lease contract was classified as a capital lease due to the existence of a bargain purchase option. During 2003, Bakelite began construction of a separate manufacturing facility that would produce steam as a by-product in quantities sufficient to meet Bakelite’s prospective needs. The analysis performed by management did not indicate that an impairment existed as of the assessment date.

In April 2004, Bakelite, Rütgers Chemicals AG (“RC”), a wholly owned subsidiary of Rütgers, and the lessor entered into a tripartite agreement to transfer Bakelite’s obligations under the lease arrangement to RC. The steam plant, as an asset to be distributed to a subsidiary of Bakelite’s owners, was reduced to its fair value prior to the transfer. As such, an impairment loss of €2,317 was recognized at the time of transfer of the steam plant to RC, as the carrying amount of the asset exceeded its fair value. Upon execution of the transfer agreement, Bakelite derecognized the leased asset and the related lease obligation from its Combined Balance Sheets and made a cash payment of €700 to RC, the net impact of which has been reflected as a dividend to Rütgers in the Combined Financial Statements. Further, Bakelite paid a €400 termination penalty to the lessor, which was recorded as a General and administrative expense in the Combined Financial Statements in connection with the transfer.

Additionally, under the agreement, Bakelite will pay an annual service fee of €210 to RC allowing the continued use of the steam plant only during times when Bakelite’s plant that generates steam as a by-product undergoes maintenance. Such service fees are recognized as a component of cost of goods sold ratably in each annual period.

Aggregate maturities of debt and capital lease obligations at December 31, 2004 are as follows:

Year ending December 31,	Aggregate Maturities
2005	€25,353
2006	6,867
2007	7,418
2008	8,365
2009	1,445
2010 and beyond	4,108

€53,556

Operating Lease Commitments. Bakelite leases certain land, buildings, cars and office equipment from unrelated parties. Rent expense was €1,553, €1,720 and €1,597 for the years ended December 31, 2004, 2003 and 2002, respectively.

Resin Business of the Bakelite Group

Notes to the Combined Financial Statements—(Continued)

(Euro amounts in thousands unless otherwise stated)

Future minimum lease payments under all non-cancellable capital and operating leases as of December 31, 2004 are as follows:

Year ending December 31,	Capital leases	Operating leases
2005	€214	€1,486
2006	156	1,462
2007	123	1,418
2008	96	1,364
2009	97	1,397
2010 and thereafter	140	2,143

	826	€9,270

Less: Interest (at rates ranging from 4% to 9%)	(159)

Amounts reflected in debt summary
Present value of minimum lease payments	667
Less: Current portion	167

Long-term portion of obligations	€500

Note 10—Derivative Financial Instruments

Strategy and objectives during the normal course of business. Bakelite is exposed to foreign currency risk, commodity price risk and interest rate risk. These risks create volatility in earnings and cash flows from period to period. Bakelite has, in the past, made use of derivative instruments in various strategies to eliminate or limit a portion of its foreign currency risk. Bakelite has also hedged its interest rate risk to a limited extent. Bakelite does not hedge commodity price risk. Bakelite is not always able to immediately pass through commodity price increases to the customers. As a result, in periods of rising commodity prices, Bakelite is exposed to short term commodity price risk. Bakelite does not use derivative instruments for speculative purposes.

Foreign currency derivatives. Bakelite has forecasted transactions denominated in foreign currencies (principally United States dollars, British pounds and Czech crown). Bakelite seeks to economically hedge a portion of the foreign currency risk arising from foreign exchange receivables and foreign currency-denominated forecasted transactions. Forwards and foreign exchange swaps are used to fix or protect the exchange rate to be used for foreign currency-denominated transactions. Hedge accounting is not applied in the Combined Financial Statements of Bakelite. At December 31, 2004 and 2003, the fair market value of the foreign exchange derivatives were €135 and €(268) respectively. At December 31, 2004, these were recorded within Other current liabilities and within Other current receivables in the Combined Balance Sheets. The changes in fair value were recorded in Other operating expense, net, in the Combined Statement of Operations.

Interest rate swap. Bakelite has managed it cash flow volatility a debt instrument with variable cash outflows through the use of an interest rate swap. Hedge accounting is not applied. At December 31, 2004 and 2003, the fair market values of the interest rate swap were €(567) and €(714) respectively, which were recorded within Other long-term liabilities in the Combined Balance Sheets. The changes in fair value were recorded in Other non-operating expense, net in the Combined Statements of Operations.

Embedded Derivatives. Bakelite has no material embedded derivative instruments.

Resin Business of the Bakelite Group

Notes to the Combined Financial Statements—(Continued)

(Euro amounts in thousands unless otherwise stated)

Valuation of derivative instruments. The fair value of derivative instruments is sensitive to movements in the underlying market rates and variables. Bakelite monitors the fair value of derivative instruments on a periodic basis. Foreign currency forwards and interest rate swaps are valued using forward rates observed from quoted prices in the relevant markets when possible.

Counterparty risk from the use of derivative financial instruments. Bakelite is exposed to credit (or repayment) risk and market risk through the use of derivative instruments. If the counterparty fails to fulfill its performance obligations under a derivative contract, Bakelite’s credit risk will equal the fair value gain in a derivative. Currently, when the fair value of a derivative contract is positive, this indicates that the counterparty owes Bakelite, thus creating a repayment risk for Bakelite. When the fair value of a derivative contract is negative, Bakelite owes the counterparty and, therefore, assumes no repayment risk. In order to minimize the credit risk in derivative instruments, Bakelite enters into transactions with high-quality financial institution counterparties that satisfy Bakelite’s credit approval criteria.

Note 11—Fair Value of Financial Instruments

The fair value of a financial instrument is the estimated amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair values are determined from quoted market prices where available or based on other similar financial instruments.

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and other accruals are considered reasonable estimates of their fair values. Management estimates that the carrying amount of debt and capital lease obligations are also reasonable estimates of their fair value based on discussions with Bakelite’s lenders.

The following table includes the notional amounts and fair values of Bakelite’s derivative financial instruments.

	December 31,
	2004		2003
	Notional Amount	Fair Value	Notional Amount	Fair Value
Derivatives relating to:
Foreign currency contracts	€5,961	€135	€5,956	€(268)
Interest rate swaps	€6,000	€(567)	€6,250	€(714)

Note 12—Guarantees and Indemnifications

Standard Guarantees / Indemnifications: In the ordinary course of business, Bakelite enters into numerous agreements that contain standard guarantees and indemnities whereby Bakelite indemnifies another party for, among other things, breaches of representations and warranties. Such guarantees or indemnifications are granted under various agreements, including those governing (i) purchases and sales of assets or businesses, (ii) leases of real property, (iii) licenses of intellectual property, (iv) long-term supply agreements and (v) agreements with public authorities on subsidies received for designated research and development projects. The guarantees or indemnifications issued are for the benefit of the (i) buyers in sale agreements and sellers in purchase agreements, (ii) landlords or lessors in lease contracts, (iii) licensors or licensees in license agreements, (iv) vendors or customers in long-term supply agreements and (v) governments or agencies subsidizing research or development.

Resin Business of the Bakelite Group

Notes to the Combined Financial Statements—(Continued)

(Euro amounts in thousands unless otherwise stated)

Bakelite has not entered into any significant agreements subsequent to January 1, 2003 that would require it, as a guarantor, to recognize a liability for the fair value of obligations it has undertaken in issuing the guarantee.

Subsidiary Guarantees: Bakelite AG has issued letters of comfort for €8,540 of bank debt of several non-German subsidiaries. In addition, Bakelite AG guarantees the open payables from certain vendors of Bakelite Korea and Bakelite s.r.o. related to the purchase of raw materials.

Furthermore, Rütgers has issued letters of comfort for bank and lease debt and other liabilities of Bakelite AG, Bakelite Italia, Bakelite Korea, Bakelite Oy and Bakelite UK for liabilities totalling €39,629 at December 31, 2004. These letters of comfort are intended to be terminated prior to the consummation of the sale of Bakelite to Borden Chemical, Inc. (Note 17).

Contingent Purchase Consideration: In 2002 the acquisition agreement of Bakelite Korea included a contingent purchase consideration provision based on achievement of certain targeted earnings before interest and taxes. The maximum payment amount was €4,181 (Note 5). In 2004, the contingent consideration was resolved as Bakelite Korea did not exceed the average earnings targets for three consecutive years as stipulated in the purchase agreement. The deferred credit was recognized as a pro-rata reduction of certain non-current assets.

The purchase agreement for the acquisition of order books from Neste-Meerbeck contained contingent considerations of €1,398 as of December 31, 2004.

Warranties: Bakelite does not make express warranties on its products, other than that they comply with Bakelite’s specifications; therefore, Bakelite does not record a warranty liability. Adjustments for product quality claims are not material and are charged against sales revenue.

Note 13—Commitments and Contingencies

Environmental commitments and contingencies. Bakelite has responsibilities for environmental cleanup under various state, local and federal laws in the countries in which it operates as a result of Bakelite’s operations that involve the use, handling, processing, storage, transportation and disposal of hazardous materials. Based on management’s estimates, which are determined through historical experience Bakelite has recorded liabilities of €288 and €760 at December 31, 2004 and 2003, respectively, for all probable and estimable environmental remediation activities. These accruals primarily represent two cases at the Solbiate, Italy site where remediation was performed for asbestos-containing materials identified on site and where remediation was assessed by local authorities for cumene contamination discovered. The removal of asbestos-containing materials for insulation on pipelines began in 2003 and was finalized in August 2004. This removal was not required under local law but was carried out voluntarily. The cumene contamination was discovered in 1998 and remediation began in 2000 after investigations by Bakelite and the authorities were finalized. During 2003, it was determined that the remediation procedures carried out since 1998 would be insufficient and further remediation would be required. Based on an agreement with the authorities, the current remediation measures are to be finalized by 2007 and will be performed in stages in the contaminated area. Parallel to the remediation measure, a groundwater monitoring program has been started in 1999 and is ongoing. The accrual contains costs for both the remediation and the monitoring program. For both of these cases management believes the accruals are sufficient to meet the remediation and monitoring activities. Furthermore, management believes it is remote that further remediation or assessments will be made with regard to these contaminations.

Resin Business of the Bakelite Group

Notes to the Combined Financial Statements—(Continued)

(Euro amounts in thousands unless otherwise stated)

The following table summarizes the activity in Bakelite’s accrued obligations for environmental matters for the years ended December 31, 2004 and 2003:

	December 31,
	2004	2003	2002
Accrued obligations for environmental matters
Balance at January 1	€760	€72	€253
Additional accruals	—	892	—
Charges against reserve	(472)	(204)	(153)
Adjustments to reserve	—	—	(28)

Total accrued obligations for environmental matters	€288	€760	€72

At Bakelite’s site in Duisburg, Germany, a significant tar contamination is located underneath Bakelite’s facilities that are shared with Rütgers Chemicals AG, a subsidiary of Rütgers. This contamination resulted from the demolition of a tar distillation facility located on that site. Although Rütgers Chemicals AG and Bakelite are in discussion with local authorities concerning a proposed remediation plan, the scope and extent of that plan and the costs of its implementation are not yet reasonably estimable. Annually, Bakelite has incurred €45 to €60 for investigation activities. These costs have been contractually shared by Rütgers Chemicals AG (70%) and by Bakelite (30%). Pursuant to the sale of the Resin business of the Bakelite Group, Rütgers will assume all costs related to the investigation activities.

For all other environmental risks to which Bakelite is exposed, management believes it is remote that litigation, assessments or claims will be filed against Bakelite in the future. Management believes these environmental risks cannot be estimated as there has been no indication of required remediation or possible future litigation. However, if litigation or remediation is threatened, the assessment could have a material affect on Bakelite’s results of operations or cash flows in the period of assessment.

Pursuant to the sale of the Resin Business of the Bakelite Group, Rütgers intends to provide indemnifications to Borden Chemical, Inc. with respect to certain environmental liabilities. These indemnifications will be subject to exceptions and limitations. (Note 17).

Customer claims and other litigation. In addition to the environmental-related legal matters discussed above, Bakelite is subject to various product liability, commercial and employment litigation and other legal matters which are considered to be in the ordinary course of business. Bakelite has reserved €245 and €273 at December 31, 2004 and 2003, respectively, relating to an accident at a plant in Spain and the infringement of a patent in Finland.

A claim has been filed against the Spanish subsidiary regarding an accident at the Salcedo Plant which caused the death of an employee of an external contractor. Management has assessed that an unfavorable outcome is probable and has recorded an accrual for the pending claim. In 2001, Ruutteri Oy filed a claim against Bakelite Oy, for the infringement of a patent. Bakelite filed a lawsuit to nullify the patent, which was dismissed. Therefore an unfavorable outcome is probable, and an accrual has been recorded for the estimated settlement amount. Bakelite has not taken into consideration insurance coverage or any anticipated recoveries from third parties in determining the reserve for legal matters.

In Italy, there have been several civil law claims filed against Bakelite related to asbestos-containing materials that were used in production. Italian regulations provide a general fund to pay damages related to

Resin Business of the Bakelite Group

Notes to the Combined Financial Statements—(Continued)

(Euro amounts in thousands unless otherwise stated)

asbestos claims by employees, former employees or surviving family members. The surviving family members of two former employees have initiated legal claims against Bakelite, in addition to their claim against the general fund. It is currently unclear whether a claim against Bakelite will be accepted by the Court, or to what damages Bakelite may be exposed. Furthermore, there is another asbestos related employee claim against the Spanish subsidiary. For all of the asbestos related claims, management has assessed the outcome of the litigation to be favorable, and therefore no accrual has been recorded by Bakelite.

For all other legal matters outstanding, most of which are related to product liability, management believes it is remote that the outcome will be unfavorable and thus has not recorded an accrual.

Non-cancellable purchase commitments. Bakelite has non-cancellable purchase agreements for raw materials on the basis of indexed price formulas to ensure market price, with a remaining period of one to three years. The non-cancellable purchase commitments as of December 31, 2004 are as follows:

Year ending December 31,	Amount
2005	€136,925
2006	35,689
2007	0

Total purchase commitments	€172,614

The Company has previously recorded expenses of €93,985, €56,646 and €63,588 for the year ended December 31, 2004, 2003, and 2002, respectively, in connection with these non-cancellable purchase commitment agreements. In 2004, the increase in recorded expenses mainly attributable to larger contracted volumes and increases in prices. Included in these expenses are commitments related to toll manufacturing arrangements with unconditional purchase obligations. Under these agreements, Bakelite contracts with a third party supplier to manufacture a minimum amount of raw materials into finished goods. During 2003, management terminated all tolling arrangements which included unconditional purchase obligations related to previous acquisition of orderbooks from competitors. The amount of purchases made for these tolling arrangements in 2003 and 2002 amounted to €2,591 and €4,623, respectively. The charges to terminate these contracts amounted to €800 and €300 during 2003 and 2002, respectively, and are recorded as Other operating expense. In 2004, the amount of purchases made under tolling arrangements with unconditional purchases obligations was €742 and was related to Bakelite Epoxy Polymers Corp. and Bakelite AG.

Note 14—Restructuring Provisions

Restructuring Project 2002. In 2002, Bakelite initiated restructuring activities designed to increase profitability through structural changes and process optimisations in Germany and Italy. The restructuring plan consists of 14 measures, including supplier changes, reducing headcount and streamlining processes. Bakelite achieved a total headcount reduction of 73 employees, as of December 31, 2003. The headcount reduction was achieved through involuntary terminations of 45 employees, 1 by early retirement, and the remainder by natural attrition.

The affected employees were terminated or left Bakelite throughout 2002 and 2003, with the last employee leaving in December 2003. The amount accrued at December 31, 2002 relates to severance costs for employees, who were notified in the fourth quarter of 2002 and paid in the first six months of 2003. Total costs incurred for involuntary terminations were €377 and €270 for the years ended December 31, 2003 and 2002, respectively. Only the costs incurred in Germany qualify as restructuring expenses.

Resin Business of the Bakelite Group

Notes to the Combined Financial Statements—(Continued)

(Euro amounts in thousands unless otherwise stated)

Restructuring Project 2003. In November 2003, Bakelite initiated a restructuring program designed to improve operating efficiency of its worldwide facilities and reduce the fixed-cost base of primarily the German and Italian operations. This goal will be achieved by headcount reductions, salary adjustments and streamlining of manufacturing and general administrative functions. The headcount reduction measures in the plan require (i) involuntary terminations by transferring employees to a third party temporary employment agency and (ii) certain eligible employees to enter an early retirement plan, where a reduced work schedule is offered to employees who near retirement. Bakelite intends to achieve a total headcount reduction of 233 employees by the end of 2007 by involuntary terminations (134 employees), early retirement (36 employees) and leave through natural attrition (63 employees). The involuntary termination measures include 11 employees who refused the termination benefits offered by Bakelite and subsequently filed a lawsuit for reemployment. Of the measures to be used in this plan, only the expenses related to the 87 employees who accepted the involuntary termination qualify as restructuring expenses.

Management estimates the costs for the entire plan to be €7,173. The costs, to be incurred in Germany only, qualify as restructuring expenses and were estimated to be €1,846.

The estimated costs accrued for those employees who filed lawsuits as of December 31, 2004 were €40, relating to two remaining employees from the original eleven cases. This amount is recorded in other current liabilities. The comparative amount for 2003 was €420.

The following table reflects the changes in the restructuring provisions:

	Restructuring Project 2003	Restructuring Project 2002	Total
January 1, 2002	€—	€—	€—
Additions	—	270	270
Utilization	—	(125)	(125)

December 31, 2002	—	145	145
Additions	1,273	377	1,650
Utilization	(390)	(522)	(912)

December 31, 2003	€883	€—	€883

Additions	573		573
Utilization	(1,040)		(1,040)

December 31, 2004	€416	€—	€416

Note 15—Related Parties

As discussed in Note 1, certain expenses of Rütgers have been pushed down to Bakelite. The expenses relate to tax, environmental and administrative services provided to Bakelite by Rütgers, and are based on allocations of usage deemed reasonable by management. Total expenses recognized by Bakelite were €184, €181 and €181 for each of the years ended December 31, 2004, 2003 and 2002, and are included in General and administrative expense in the Combined Statements of Operations.

The German entities of Bakelite are direct or indirect parties to cash pooling arrangements with Rütgers. Under these agreements, any cash balance is cleared and transferred to Rütgers on a daily basis. The accumulated cash transferred to or from Rütgers bears interest at 3 months EURIBOR plus 0.5% on overdrafts and 3 months

Resin Business of the Bakelite Group

Notes to the Combined Financial Statements—(Continued)

(Euro amounts in thousands unless otherwise stated)

EURIBOR minus 0.5% on excess cash balances of Bakelite. Net interest income (expense) recorded related to these arrangements was €621, €(661) and €(1,288) in 2004, 2003 and 2002, respectively, and is recorded in affiliated interest expense, net, in the Combined Statements of Operations.

Under German tax law, Bakelite is subject to an arrangement (the “profit sharing arrangement”) with Rütgers whereby annual net income or net loss is transferred to or compensated by Rütgers each year, in the form of a dividend if Bakelite has net income or in the form of a capital contribution if in a net loss position. Rütgers intends to dissolve this agreement upon the consummation of the sale of Bakelite to Borden Chemicals, Inc.

Rütgers also provides letters of comfort to lenders of certain of Bakelite’s entities. As discussed further in Notes 9 and 12, these letters generally commit Rütgers to use its influence as a shareholder to assure adherence to the terms of the loans.

As discussed in Note 7, at December 31, 2003, Bakelite and Rütgers agreed to transfer certain pensioners from Bakelite to Rütgers in 2004.

Bakelite held a 50% interest in Rütgers Plenco, a joint venture. Note 4 describes the transactions between Bakelite and the former joint venture. The joint venture was terminated in December 2003, and the legal entity was dissolved in 2004.

There are service agreements in place between Bakelite and other entities of RAG AG, primarily for information technology and infrastructure services. Fees paid by Bakelite for these services are recorded in General and administrative expense in the Combined Statements of Operations of €1,389, €1,443 and €1,473 for the years ended December 31, 2004, 2003 and 2002, respectively. In addition, Bakelite purchases certain production materials from related parties, including steam from Rütgers Chemicals AG, and sells products to other entities within Rütgers.

In July 2002, one of Bakelite’s subsidiaries, Bakelite Epoxy Polymers Corp. (“BUS”), entered into an arrangement with Rütgers Organics Corporation (“ROC”), a wholly owned subsidiary of Rütgers, to lease a specialty chemical manufacturing facility in Augusta, Georgia. BUS paid rent and fees for accounting, human resources and information technology services to ROC, net of a management fee received from ROC. BUS also entered into a toll manufacturing arrangement with ROC that allowed ROC to purchase specialty chemicals produced at the facility at direct cost plus allocated overhead.

During 2002, BUS constructed equipment at the facility enabling it to manufacture epoxy resins. These improvements were completed in December 2002, at which time depreciation commenced for the costs capitalized of €2,017. Given the change in plans for the equipment during February 2003, management made the decision to cease operating the equipment by December 31, 2003 and revised the useful life accordingly.

Under the arrangement existing in 2002 and 2003 Bakelite received tolling and management fees of €1,115 and €438, offset by expenses of €440 and €653, in 2003 and 2002 respectively. These net positions are classified within expenses.

Effective January 2004, both parties agreed to terminate the 2002 leasing arrangement and entered into a new arrangement, whereby ROC (i) will resume control of the facility and manufacture epoxy resins for BUS under a toll manufacturing arrangement and (ii) will lease the improvements made by BUS. The toll manufacturing arrangement has an original term of 2 years that can be extended by an additional year unless

Resin Business of the Bakelite Group

Notes to the Combined Financial Statements—(Continued)

(Euro amounts in thousands unless otherwise stated)

either party terminates the arrangement. The toll manufacturing fee is based on ROC’s direct costs, allocated overhead and a 10% margin. The tolling arrangement will be accounted for as a service contract.

As part of the new arrangement, ROC will pay BUS €4 per month for the rent of the improvements that BUS constructed at the facility and ROC has the option to purchase the improvements at a bargain purchase price at the end of the original term of the arrangement. During the initial contract periods, Bakelite is required to purchase a minimum quantity of epoxy resins amounting to €263.

During 2004, under the new arrangement, BUS paid tolling fees of €314 and €11 for rent of office space and one vehicle and received lease payments of €48 in respect of the production equipment.

As a result of these transactions, Bakelite has €225 of accounts payable at December 31, 2004, and €141 and €111 of net accounts receivable from ROC at December 31, 2003 and 2002 respectively.

All transactions with related parties as of and for the year ended December 31, 2004, 2003 and 2002 are summarized as follows:

	December 31, 2004		December 31, 2003		December 31, 2002
	Purchases from	Revenues from	Purchases from	Revenues from	Purchases from	Revenues from
Rütgers	€27	€615	€—	€548	€3	€—
RAG Informatik	1,389	—	1,443	—	1,473	—
Rütgers Chemicals AG	609	7,906	2,609	—	5,623	—
Bozzetto	148	86	93	295	75	771
Rütgers Plenco LLC	—	—	—	1,281	—	1,311
Rütgers Organics Corp.*	277	—	(675)	—	215	—
Other RAG AG Companies	1	133	43	71	43	135

Total related party activity	€2,451	€8,740	€3,513	€2,195	€7,432	€2,217

*	revenue and expense are presented net

All balances with related parties as of and for the year ended December 31, 2004 and 2003 are summarized as follows:

	December 31, 2004		December 31, 2003
	Accounts payable to	Accounts receivable from	Accounts payable to	Accounts receivable from
Rütgers	€—	€17,260	€20,026	€708
RAG Informatik	—	14	85	—
Rütgers Chemicals AG	201	10	—	26
Bozzetto	—	—	—	93
Rütgers Plenco LLC	—	—	—	544
Rütgers Organics Corp.	225	—	—	141
Other RAG AG Companies	303	35	36	—

Total related party activity	€729	€17,319	€20,147	€1,512

Resin Business of the Bakelite Group

Notes to the Combined Financial Statements—(Continued)

(Euro amounts in thousands unless otherwise stated)

As also discussed in Note 1, the Combined Financial Statements do not include Bozzetto. No dividends were received in 2004. Dividends received of €13,400 and €5,417 for the years ended December 31, 2003 and 2002, respectively, have been presented as capital contributions, net of related taxes.

It is anticipated that in the event of the sale of Bakelite, various agreements between Bakelite and Rütgers will be terminated, including profit sharing and letter of comfort arrangements.

Note 16—Cash Flow Information

Financing cash flows in the Combined Financial Statements include movements under the cash pooling arrangement, cash transactions related to Bozzetto and funding (dividends) received (paid) under the Rütgers profit sharing arrangements. Following is a summary of these financing transactions:

	December 31
	2004	2003	2002
Transactions with Rütgers:
Cash pooling agreement	€(36,920)	€(22,108)	€(3,363)
Funding under loss transfers (dividends paid) from (to) Rütgers	(33,658)	16,341	(10,715)

	€(70,578)	€(5,767)	€(14,078)

Transactions related to Bozzetto:
Proceeds from sale of Bozzetto	101,685	—	—
Purchase of minority interest in Bozzetto	—	(10,397)	—
Bozzetto dividends received, net of distribution to minorities	—	13,400	5,417

	€101,685	€3,003	€5,417

Following is a summary of cash paid for:

	December 31,
	2004	2003	2002
Income taxes	€1,473	€6,086	€4,337
Interest	€3,735	€3,841	€2,889

Note 17—Subsequent Events

At the end of 2004, all appropriate corporate bodies of Bakelite approved an agreement for the sale of the shares of Bakelite AG to Borden Chemical, Inc. through its foreign subsidiary, National Borden Chemical Germany, GmbH. Subsequent to the consummation of such transaction, Bakelite does not expect to have material financial commitments, guarantees, or contingent liabilities to, or from, any RAG AG companies, including the non-resin businesses of Rütgers or Bozzetto. Concurrent with the closing, Rütgers has committed to indemnify Borden Chemical, Inc. and Bakelite against claims for certain environmental, legal and other matters, subject to terms and conditions specified in the agreement. Pursuant to the sale of Bakelite, Rütgers established a bonus arrangement with the executive management of Bakelite. The bonus arrangement is payable only upon closing by Rütgers.

With effect from January 2005 an agreement was reached between Rütgers, BAG and the Company’s workers council to cancel the old compensation agreement. Based on the new agreement, Rütgers will bear the total cost that will be paid out by Bakelite to its affected employees.

Resin Business of the Bakelite Group

Notes to the Combined Financial Statements—(Continued)

(Euro amounts in thousands unless otherwise stated)

On April 12, 2005 the European Commission cleared the proposed acquisition of Bakelite AG by the investment group Apollo, subject to conditions. The commission found that the proposed transaction could give rise to competition concerns in the fields of phenolic resins for refractory materials and reactive diluents for epoxy systems. However, the parties have offered remedies that alleviate the concerns identified by the Commission.

Specifically, the parties agreed to license a “technology package” to their customers, who could then sub-license it to alternative suppliers. In addition, the parties offered to enter into long term supply agreements to secure supply and pricing conditions for Cardura™ , a specific type of diluent, with any direct customer which uses it in epoxy formulated systems.